Exhibit 10.19

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), is made as of June 26, 2026, by and between Ionic Digital Inc., a Delaware corporation (the “Company”), and the undersigned purchaser (the “Purchaser”). The Company and the Purchaser are sometimes referred to herein individually as a “Party” and collectively, as the “Parties”).

WHEREAS, the Company intends to list its shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), on either the NASDAQ Global Select Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”, and such listing, whether by means of a direct listing, initial public offering or otherwise, the “Listing”);

WHEREAS, in advance of the Listing, on the terms and subject to the conditions set forth herein, the Purchaser desires to invest in, and the Company desires to issue to the Purchaser, (i) shares of Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series A Preferred Stock”), (ii) the Tranche I Warrants (as defined herein), (iii) the Tranche II Warrants (as defined herein) and (iv) the Tranche III Warrants (as defined herein);

WHEREAS, substantially concurrently with the parties’ execution and delivery of this Agreement, the Company, the Purchaser and certain Other Purchasers (as defined below) have duly executed and delivered the Registration Rights Agreement (as defined herein);

WHEREAS, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”), the Company has adopted and filed, or will file prior to or at the Closing, the Certificate of Designations of Series A Convertible Preferred Stock of the Company in the form of Exhibit A attached to this Agreement (the “Certificate of Designations”) with the Secretary of State of the State of Delaware;

WHEREAS, on or prior to the Closing (as defined herein), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Agreement, the “Subscription Agreements”) with certain other purchasers (the “Other Purchasers” and together with Purchaser, the “Purchasers”), pursuant to which such Other Purchasers have agreed to subscribe for and purchase from the Company, and the Company desires to issue and sell to the Other Purchasers at the Closing, shares of Series A Preferred Stock; and

WHEREAS, the Company and the Purchaser desire to set forth the terms and conditions upon which the Purchaser will purchase, and the Company will issue and sell, the Purchased Securities (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of Securities.

1.1 Sale and Issuance of Securities. On the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser at the Closing (i) the number of shares of Series A Preferred Stock set forth on the signature page hereto, (ii) a Tranche I Warrant exercisable for the number of shares of Common Stock set forth on the signature page hereto, (iii) a Tranche II Warrant exercisable for the number of shares of Common Stock set forth on the signature page hereto and (iv) a Tranche III Warrant exercisable for the number of shares of Common Stock set forth on the signature page hereto (collectively, the “Purchased Securities”), in each case, free and clear of all Liens (other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens or encumbrances created by or imposed by any Purchaser), for an aggregate purchase price set forth on the signature page hereto (“Purchase Price”).

1.2 Closing; Delivery. The purchase and sale of the Purchased Securities shall take place remotely via the exchange of documents and signatures on the date which is five (5) Business Days after the date hereof, or at such other time and place as the Company and the Purchaser shall mutually agree upon in writing (the “Closing”). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” At the Closing:

(a) The Purchaser shall (i) pay (or cause to be paid) to the Company the aggregate Purchase Price payable by the Purchaser as set forth on the signature page hereto by wire transfer of immediately available funds to a bank account designated by the Company prior to the Closing Date, and (ii) deliver to the Company executed counterparts to the Warrants and the registration rights agreement relating to the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, in the form attached as Exhibit E hereto (the “Registration Rights Agreement”); and

(b) The Company shall deliver, or cause to be delivered, to the Purchaser:

(i) (A) a certified copy of the Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware, which shall be in full force and effect as of the Closing, and (B) resolutions of the Board of Directors (as defined herein) approving the Transaction Agreements and the Transactions;

(ii) a book-entry statement evidencing the ownership by the Purchaser of the applicable number of shares of Series A Preferred Stock as contemplated by this Agreement and as set forth on the signature page hereto;

(iii)  the Warrants, duly executed by the Company; and

(iv)  an executed counterpart to the Registration Rights Agreement.

1.3 Lock-up. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the Purchaser hereby agrees that it shall not Transfer (as defined herein) any Lock-Up Securities (as defined herein) (the “Lock-Up”) until the date that is 180 days after the first trading date of the Common Stock on an Exchange pursuant to the Listing (the “Lock-Up Period”); provided, however, that the restrictions set forth in this Section 1.3 or any other lock-up restriction shall not apply to transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to shares of Common Stock or other securities acquired by the Purchaser or its Affiliates on or after the first trading date of the Common Stock pursuant to the Direct Listing or any open market or other transactions after the Direct Listing or that do not relate to shares of capital stock of the Company owned prior to the Direct Listing; provided, further, that during the Lock-up Period, the Purchaser may Transfer Lock-Up Securities to its Affiliates, so long as any such Affiliate agrees in a writing executed with the Company to be bound by the terms of the Lock-Up contained in this Agreement; provided, further, that during the Lock-Up Period, (i) the Purchaser shall be permitted to Transfer any shares of Common Stock subject to the Lock-Up so long as such shares are sold at a per share price greater than $70.00 per share (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) and (ii) if the Purchaser Transfers any shares of Common Stock pursuant to clause (i), a pro rata portion (based on the percentage such Transferred shares of Common Stock represent of the number of outstanding shares of Common Stock held by the Purchaser immediately prior to such Transfer in respect of the shares of Common Stock acquired upon conversion of the Series A Preferred Stock purchased pursuant to this Agreement) of the aggregate number of Lock-Up Warrants (including the shares of Common Stock issuable upon exercise of such Lock-Up Warrants) issued to the Purchaser hereunder shall be released from the Lock-Up. Any discretionary waiver or termination by the Company of the restrictions of any or all of such lock-up restrictions applicable to any other stockholder of the Company shall apply pro rata to the Purchaser, based on the number of shares subject to such restrictions.

1.4 Allocation of Purchase Price. Promptly following the Closing, the Company shall obtain fair market valuations as of the Closing Date for the Series A Preferred Stock, the Tranche I Warrants, the Tranche 2 Warrants and the Tranche 3 Warrants (the “Valuations”). The Valuations shall be conducted by a nationally recognized valuation or appraisal firm selected by the Company and reasonably acceptable to the Anchor Investors. The Company and the Purchaser agree that, for U.S. federal income tax purposes, the Purchase Price for the Purchased Securities shall be allocated on a fair market value basis between (i) the value of the Series A Preferred Stock and (ii) the value of the Warrants, with the portion of the Purchase Price allocated to the Series A Preferred Stock, the portion of the Purchase Price allocated to the Tranche I Warrants, the portion of the Purchase Price allocated to the Tranche II Warrants and the portion of the Purchase Price allocated to the Tranche III Warrants each to be equal to the values ascribed to such securities in the Valuations. The parties hereto shall not take any position for U.S. federal income tax purposes inconsistent with such allocation except as required by a change in applicable law or pursuant to the good faith resolution of any tax contest.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, private investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that, notwithstanding the foregoing, any portfolio company of Purchaser or any of its Affiliates will be deemed not to be an Affiliate of any of the Group Companies for purposes of this Agreement.

(b) “Anchor Investors” means, collectively, Oaktree, Sachem Head and, Attestor.

(c) “Anti-Corruption Laws” means, collectively: (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; and (iii) any other applicable anti-bribery or anti-corruption Legal Requirements related to combating bribery, corruption and money laundering.

(d) “Applicable Legal Requirements” means, collectively, as applicable based on context, the General Corporation Law of the State of Delaware and other applicable Legal Requirements.

(e) “Attestor” means, Attestor Value Master Fund, LP.

(f) “Board of Directors” means the Board of Directors of the Company.

(g) “Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(h) “Cleansing Information” means all material non-public information (within the meaning of the federal securities laws) concerning the Company, its Subsidiaries or their respective securities that has been disclosed or otherwise made available, directly or indirectly, by or on behalf of the Company or any of its Representatives to the Purchaser or any of the Purchaser’s Affiliates or Representatives in connection with the Transactions, including in the course of due diligence, other than any Excluded Information.

(i) “Cleansing Release” means a press release, Current Report on Form 8-K, or other public disclosure that is broadly disseminated in a manner reasonably designed to effect broad, non-exclusionary distribution of information to the public and that, taken together with the Company’s other public filings and disclosures, is sufficient to cause all Cleansing Information to no longer constitute material non-public information.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company IT Systems” means any and all IT Systems owned, leased, or licensed by any Group Company that are used (or held for use) in or in connection with the business of the Group Companies.

(l) “Company Material Adverse Effect” means any change, event, circumstance, development, fact or occurrence (collectively, “Events”), that, individually or when aggregated with other Events: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics, pandemics, tsunami, flood, mudslide, wild fire, other natural or man-made disasters, act of God or other force majeure event; (iii) changes attributable to the public announcement, pendency or consummation of the Transactions or the Listing (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or legally binding interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any legally binding interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any Event underlying such failure has resulted in a Company Material Adverse Effect; (ix) any matter set forth on the Company Disclosure Schedule; or (x) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if an Event or effect related to clauses (i), (ii), (iv) through (vii) disproportionately and adversely affects the Group Companies, taken as a whole, compared to other similarly situated Persons operating in the same industry as the Group Companies, then such Events may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to the extent) that such Events have had a disproportionate and adverse impact on the Group Companies, taken as a whole, as compared to such other Persons.

(m)  “Company Options” means each option to purchase Common Stock granted, and that remains outstanding, under the Equity Incentive Plan or otherwise.

(n) “Company Stock” means the shares of Common Stock and the shares of Preferred Stock.

(o) “Company Stockholder” means a holder of a share of Company Stock issued and outstanding immediately prior to the Closing.

(p) “Confidentiality Agreement” means the Purchaser’s confidentiality agreement with the Company in connection with the Transactions.

(q) “Contracts” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

(r) “Data Center” means the operational data centers, including all expansions thereto completed prior to the date hereof, in each case, owned, leased, managed or operated by the Group Companies, including any equipment, property or other assets (including buildings, structures and improvements) owned by the Group Companies and placed upon the Data Center or underlying site or property; provided, however, that such term does not include any equipment, property or other assets (including buildings, structures and improvements owned by any third party) owned by any third party and placed upon the Data Center or underlying site or property pursuant to Data Center Leases or other Contracts.

(s) “Data Center Lease” means any master service agreement, colocation agreement, lease, sublease or similar Contract (including service or similar orders thereunder) to which any of the Group Companies is a party and by which any of the Group Companies grants a Person a leasehold estate, leasehold interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any Data Center.

(t) “Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other Equity Interest in, such Person.

(u) “Environmental Laws” means any and all applicable Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials, pollution, protection of the environment, natural or cultural resources, endangered or threatened species, or human health and safety.

(v) “Equity Incentive Plan” means The Ionic Digital Inc. Omnibus Incentive Plan.

(w) “Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code.

(z) “Exchange” means NASDAQ or NYSE.

(aa)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)  “Excluded Information” means (a) the existence and terms of this Agreement and the Transactions, to the extent and for so long as the same has not been publicly disclosed in accordance with the Confidentiality Agreement; (b) the Company's proprietary financial projections, forecasts, budgets and similar forward-looking estimates; and (c) any other information that the Company, in good faith and after consultation with its outside counsel, determines cannot be publicly disclosed without (i) requiring disclosure of competitively sensitive or trade secret information or (ii) violating any applicable Legal Requirement or contractual confidentiality obligation owed to a third party.

(cc)  “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Legal Requirements adopted by Governmental Entities of the United States and other countries relating to trade, import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Legal Requirements adopted by Governmental Entities of other countries relating to prohibition of unauthorized boycotts.

(dd)  “GAAP” means United States generally accepted accounting principles.

(ee)  “Government Contracts” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand.

(ff) “Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, other political subdivision thereof, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC and any Exchange), self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

(gg)  “Group Companies” means the Company and all of its direct and indirect Subsidiaries.

(hh)  “Hazardous Materials” means any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

(ii) “Intellectual Property” means any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, databases, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively, “Trade Secrets”); and (f) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

(jj) “IT Systems” means Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

(kk)  “knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable due inquiry as to a specified fact or event of the individuals listed on Schedule A of the Company Disclosure Schedule.

(ll) “Legal Proceedings” means any action, complaint, petition, demand, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

(mm)  “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, or binding administrative policy or guidance, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(nn)  “Licensed Intellectual Property” means all Intellectual Property owned by a third Person and licensed to any of the Group Companies.

(oo)  “Lien” means any mortgage, deed of trust, hypothecation, easement, license, encroachment, claim, title defect, survey defect, pledge, security interest, encumbrance, lien, option, right of first offer, right of first refusal, restriction or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

(pp)  “Lock-Up Securities” means the shares of Series A Preferred Stock, Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Lock-Up Warrants and the shares of Common Stock issuable upon exercise of the Lock-Up Warrants.

(qq)  “Lock-Up Warrants” means Warrants representing 98% of the shares of Common Stock issuable upon exercise of each of (i) the Tranche I Warrants, (ii) the Tranche II Warrants and (ii) the Tranche III Warrants, in each case, issued to Purchaser hereunder.

(rr) “Material Data Center Lease” means any Data Center Lease that involves recurring payments by customers to the Group Companies in an aggregate amount exceeding $1,000,000 per year.

(ss)  “Oaktree” means, collectively, Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree Value Opportunities Fund Holdings, L.P. and Oaktree-Copley Investments, LLC.

(tt) “Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

(uu)  “Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any of the Group Companies.

(vv)  “Permitted Liens” means: (i) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (ii) statutory and contractual Liens arising out of operation of Legal Requirements or with respect to a liability or obligation incurred in the ordinary course and: (1) that are not yet delinquent and have not arisen out of breach or default; and (2) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (1) that are not yet delinquent and have not arisen out of breach or default; or (2) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (iv) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by any of the Group Companies; (v) in the case of Intellectual Property, non-exclusive licenses of Owned Intellectual Property granted by any Group Company to customers in the ordinary course of business consistent with past practice; (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole; (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; (ix) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (x) Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

(ww)  “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(xx)  “Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information”) provided by Applicable Legal Requirements, all information that identifies, could be used to identify or is otherwise associated with an individual person.

(yy)  “Privacy Laws” means any and all Applicable Legal Requirements relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

(zz)  “Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

(aaa)  “Sachem Head” means, collectively, Sachem Head LP, Sachem Head Master LP and SH Stony Creek Master Ltd.

(bbb)  “Sanctions Laws” means any Legal Requirements related to economic or financial sanctions or embargoes imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or His Majesty’s Treasury of the United Kingdom.

(ccc)  “SEC” means the United States Securities and Exchange Commission.

(ddd)  “Securities” means, collectively, the shares of Series A Preferred Stock purchased pursuant to this Agreement, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Warrants, and the shares of Common Stock issuable upon exercise of the Warrants.

(eee)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(fff)  “Security Incident” an occurrence that materially impairs the confidentiality, integrity or availability of any of the Company IT Systems or any of the information that the Company IT Systems process, store or transmit, or that constitutes a material violation of the Data Security Obligations.

(ggg)  “Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof; (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

(hhh)  “Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

(iii)  “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, workers compensation, unemployment, disability, severance, social security, escheat, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, in the nature of a tax and imposed by a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and shall include any liability for such amounts as a result of being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or as a result of any express or implied obligation to indemnify any other Person.

(jjj)  “Tax Returns” means any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any election, declaration, disclosure, schedule, estimate or attachment thereto and any amendment thereof.

(kkk)  “Tranche I Warrants” means the warrants to purchase shares of Common Stock issued in the form attached hereto as Exhibit B.

(lll)  “Tranche II Warrants” means the warrants to purchase shares of Common Stock issued in the form attached hereto as Exhibit C.

(mmm)  “Tranche III Warrants” means the warrants to purchase shares of Common Stock issued in the form attached hereto as Exhibit D.

(nnn)  “Transaction Agreements” means (i) this Agreement, (ii) the Certificate of Designations, (iii) the Warrants, (iv) the Confidentiality Agreement and (v) the Registration Rights Agreement.

(ooo)  “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(ppp)  “Warrants” means, collectively, the Tranche I Warrants, the Tranche II Warrants and the Tranche III Warrants.

2. Representations and Warranties of the Company.

Except as set forth on the Company Disclosure Schedule attached as Exhibit F to this Agreement, the Company hereby represents and warrants to the Purchaser that the following representations are true, correct and complete as of the Closing Date:

2.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect. True, complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to the Purchaser or its Representatives.

2.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization of each such Subsidiary, as applicable, are listed on Section 2.2 of the Company Disclosure Schedule (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, result in a Company Material Adverse Effect. The Company has made available to the Purchaser or its Representatives true, correct and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 1,015,000,001 shares, consisting of 1,000,000,000 shares of Common Stock, 1 share of Class B common stock, $1.00 par value per share (the “Class B Common Stock”), and 15,000,000 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”), of which 7,547,166 are designated as Series A Preferred Stock and 40,000 are designated as Series Z Preferred Stock. Prior to giving effect to the Closing, (i) 37,374,261 shares of Common Stock are issued and outstanding; (ii) no shares of Class B Common Stock are issued and outstanding and (iii) 40,000 shares of Series Z Preferred Stock are issued and outstanding. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each share of Common Stock has been issued in compliance with: (A) Applicable Legal Requirements and (B) the Company’s Charter Documents.

(b) Section 2.3(b) of the Company Disclosure Schedule sets forth the true, complete and correct capitalization of the Company immediately following the Closing on an as-converted, as-exercised and fully-diluted basis, including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding Company Options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Equity Incentive Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any.

(c) Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company and there are no outstanding options, warrants, rights (including, without limitation, preemptive rights, rights of first refusal, conversion rights, voting rights, exchange rights or other similar rights) with respect to, or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or Preferred Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock or Preferred Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement and the Registration Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Common Stock or Preferred Stock.

(d) Each Company Option has been granted with an exercise price that is at least equal to the fair market value of the underlying Common Stock on the date of grant, as determined in accordance with Section 409A of the Code.

(e) The outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. Each share of capital stock (or other Equity Interests) of each of the Company Subsidiaries has been issued in compliance in all with: (A) Applicable Legal Requirements and (B) the Company’s Charter Documents. The Company or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries free and clear of any Liens, other than (i) any Liens as may be set forth on Section 2.3(c) of the Company Disclosure Schedule; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants or rights (including, without limitation, preemptive rights, rights of first refusal, registration rights, conversion rights, voting rights, exchange rights or other similar rights) with respect to, or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries set forth on Section 2.2(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. There are no declared but unpaid dividends or distributions with respect to the outstanding Equity Interests of any Group Company.

(f) Except as provided for in the Transaction Agreements, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4 Due Authorization. The Company has all requisite corporate or similar power and authority to: (a) execute, deliver and perform this Agreement, the other Transaction Agreements to which it is a party and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to such agreements; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions , in each case, subject to the consents, approvals, authorizations and other requirements described in Section 2.6. The execution and delivery by the Company of this Agreement, the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action, including approval by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the other Transaction Agreements or the consummation of the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of the Purchaser) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

2.5 Valid Issuance of Securities. The Series A Preferred Stock and the Warrants, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens or encumbrances created by or imposed by any Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.6, the shares of Series A Preferred Stock and the Warrants will be issued in compliance with all applicable federal and state securities laws. At the Closing, the Company will have reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance upon (i) conversion of the shares of Series A Preferred Stock in accordance with the Certificate of Designations and (ii) exercise of the Warrants in accordance with their terms. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock or upon exercise of the Warrants, when issued in accordance with the terms of the Certificate of Designations or the Warrant Agreement, as applicable, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens or encumbrances created by or imposed by any Purchaser), with the holders thereof being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock or upon exercise of the Warrants, when issued in accordance with the terms of the Certificate of Designations or the Warrant Agreement, as applicable, will be issued in compliance with all applicable federal and state securities laws.

2.6 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Section 2.6(a) of the Company Disclosure Schedule, subject the receipt of the consents, approvals, authorizations and other requirements set forth in Section 2.6(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not, directly or indirectly, with or without notice or lapse of time or both: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with, contravene or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, modification, default, vesting or acceleration of any provision or any right or obligation or the loss of a benefit to which any of the Group Companies is entitled, require any payment pursuant to, or require a consent under, any Company Material Contract or Approval, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien upon any of the properties or assets of any of the Group Companies, or constitute an event which would result in any of the foregoing; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) and (iv) would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) compliance with any applicable requirements of the securities laws, (ii) any consents, notices, approvals, authorizations, designations, declarations or filings that have previously been obtained or made, and (iii) the filing of the Certificate of Designations, which will have been filed as of the Closing.

2.7 Legal Compliance; Approvals.

(a) Except as set forth on Section 2.7 of the Company Disclosure Schedule, each of the Group Companies (i) has, since the Incorporation Date, complied with, and is not currently in violation of, any Applicable Legal Requirements to which such Group Company is subject, and (ii) are not under investigation with respect to any violation of any Applicable Legal Requirements, in each case, except for failures to comply or violations which would not, individually or in the aggregate, result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, no written, or to the Company’s knowledge, oral notice or other communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or non-compliance with, any Applicable Legal Requirements to which a Group Company, or any assets owned by it or used in its business, is subject has been received since the Incorporation Date by any of the Group Companies.

(b) Each Group Company is in possession of, owns or holds all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, orders and similar authorizations from Governmental Entities (“Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, result in a Company Material Adverse Effect. Section 2.7(b) of the Company Disclosure Schedule sets forth (i) all material Approvals of each Group Company and (ii) all pending material Approvals of each Group Company. No Group Company has reason to believe that any pending Approvals will not be timely obtained in the ordinary course of business on commercially reasonable terms, prior to the time the same is required under Applicable Legal Requirements, except where the failure to have such Approvals would not, individually or in the aggregate, result in a Company Material Adverse Effect. The operations of the Group Companies are and have since the Incorporation Date been conducted in compliance with all Approvals, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, all Approvals are in full force and effect, there is no pending or, to the knowledge of the Company, threatened (in writing) claim, examination or governmental investigation against a Group Company to enjoin, revoke, terminate or modify in any material respect any of such Approvals and no Group Company has received any written, or to the Company’s knowledge, oral notice from a Governmental Entity since the Incorporation Date regarding: (i) any violation of or failure to comply with any term or requirement of any Approval or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval.

2.8 Government Contracts. Except as set forth on Section 2.8 of the Company Disclosure Schedule, no Group Company is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, teaming agreement, joint venture, letter Contract, blanket purchase agreement or similar arrangement of any kind between the Company or any of its Subsidiaries, on one hand, and any Governmental Entity, on the other hand, or (ii) any subcontract (at any tier) or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor to a Governmental Entity (each a “Government Contract”). None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, no Group Company has (v) breached or violated, in any material respect, any Applicable Legal Requirement, term or condition, certification or representation pertaining to any Government Contract; (w) made any false representation or certification in connection with a Government Contract; (x) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform or otherwise received a cure, show cause or similar notice; (y) conducted any internal investigation or initiated or made a voluntary or mandatory disclosure (or been required to make such a disclosure) to a Governmental Entity with respect to any alleged or possible irregularity, misstatement or omission related to a Government Contract; or (z) to the knowledge of the Company, received a formal written performance evaluation from a Governmental Entity containing a materially adverse or negative performance rating related to a Government Contract.

2.9 Financial Statements.

(a) The Company has made available to the Purchaser true, correct and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the eleven month period ended December 31, 2024 and the year ended December 31, 2025 (the “Audited Financial Statements”).

(b) The Audited Financial Statements (i) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such financial statements; (ii) were prepared in conformity with GAAP; (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries; and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 2.9(c) of the Company Disclosure Schedules, the Group Companies have established and maintain a system of internal accounting controls over financial reporting sufficient in all material respects to provide reasonable assurances (i) regarding the reliability of financial reporting related to the Group Companies and the preparation of financial statements in accordance with GAAP as in effect as of the date of such financial statements; (ii) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors, board of managers or similar governing body of each applicable Group Company; (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies; and (iv) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Section 2.9(c) of the Company Disclosure Schedules, since January 12, 2024 (the “Incorporation Date”), neither the Company (including, to the Company’s knowledge, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries; (ii) any fraud, whether or not material, that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. None of the Group Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

2.10  No Undisclosed Liabilities. The Group Companies do not have any liabilities that would be required to be set forth on, or reserved against on, a consolidated balance sheet of the Group Companies or in the notes thereto prepared in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise reflected or adequately reserved for on the Audited Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent audited balance sheet included in the Audited Financial Statements in the ordinary course of the operation of business of the Group Companies and which are not material to the Group Companies, taken as a whole (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation); (c) incurred in connection with the Transactions; or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

2.11  Absence of Certain Changes or Events. Since December 31, 2025, no Company Material Adverse Effect has occurred.

2.12  Litigation. Except as set forth on Section 2.12 of the Company Disclosure Schedule, in each case, solely to the extent such information would be required to be disclosed in a registration statement on Form S-1 filed by the Company with the SEC under applicable SEC rules and regulations, including Item 103 of Regulation S-K: (a) there currently are no pending or, to the Company’s knowledge, threatened in writing, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (c) there currently are no pending or, to the Company’s knowledge, threatened in writing Legal Proceedings by any of the Group Companies, or which a Group Company has commenced material preparations to initiate, against any third party; (d) there currently are no settlements or similar Contracts or agreements that impose any material ongoing obligations or restrictions on any of the Group Companies; and (e) there are no Orders imposed or, to the Company’s knowledge, threatened in writing, to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

2.13  Company Benefit Plans.

(a) With respect to each Company Benefit Plan that would be required to be disclosed in a registration statement on Form S-1 filed by the Company with the SEC under applicable SEC rules and regulations, the Company has made available to the Purchaser or its Representatives copies of: (i) such Company Benefit Plan, or the applicable form listed on Section 2.13(a) of the Company Disclosure Schedule, and any trust agreement relating to such plan; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; (v) the most recently prepared actuarial report for such Company Benefit Plan, if applicable; and (vi) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan since the Incorporation Date. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, individual consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or equity or other equity-based, incentive, bonus, commission, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, Contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability (contingent or otherwise); provided, that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder.

(b) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Neither the Company, the Company Subsidiaries, nor any of their respective ERISA Affiliates has, since the Incorporation Date, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s knowledge, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) None of the Company Benefit Plans provides for, and none of the Group Companies has any liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, individual contractor or director of the Company or the Company Subsidiaries under any Company Benefit Plan or otherwise; (ii) increase any amount of compensation or benefits otherwise due or payable to any current or former employee, individual contractor or director of the Company or the Company Subsidiaries under any Company Benefit Plan or otherwise; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, individual contractor or director of the Company or its Subsidiaries under any Company Benefit Plan or otherwise.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(h) No Group Company has any obligation to gross-up or reimburse any current or former employee, individual consultant or director for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(j) Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Company or any of the Company Subsidiaries other than ordinary administration expenses typically incurred in a termination event and/or payments or benefits provided pursuant to the terms of such Company Benefit Plan as in effect on the date hereof.

2.14  Labor Relations.

(a) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. To the Company’s knowledge, no employees of any Group Company are represented by any labor union or other labor organization. To the Company’s knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Group Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(b) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company pending, or, to the Company’s knowledge, threatened against or involving the Company involving any employee, and since the Incorporation Date, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company.

(c) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Company is, and since the Incorporation Date, has been, in compliance with all Applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours of work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director or employee at the level of vice president or above of the Company or any of the Company Subsidiaries involving or relating to his or her services provided to the Company or any of the Company Subsidiaries. Since the Incorporation Date, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(e) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require any Group Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(f) To the Company’s knowledge, no officer of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement.

2.15  Real Property; Tangible Property.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned in fee by any of the Group Companies (the “Owned Real Property”), including the address and record owner of each such parcel. With respect to each parcel of Owned Real Property, the applicable Group Company is the sole owner and has good, marketable and valid title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no outstanding options, rights of first offer, rights of first refusal or similar rights to purchase any Owned Real Property or any portion thereof or interest therein. There is no pending or, to the Company’s knowledge, threatened in writing Legal Proceeding in the nature of condemnation, expropriation, notice of reserve, eminent domain, expropriation or similar matters before any Governmental Entity with respect to any Owned Real Property which, individually or in the aggregate, would result in a Company Material Adverse Effect. No Group Company has received written notice that the use of any parcel of the Owned Real Property fails to comply with, or is in violation of, applicable laws or zoning ordinances in any material respect.

(b) Section 2.15(b) of the Company Disclosure Schedule lists all material real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). The Company Real Property Leases are (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Company’s knowledge, represent the valid and binding obligations of the other parties thereto. None of the Group Companies nor, to the Company’s knowledge, any other party thereto, is in breach or default under, and no event has occurred which, with notice or the lapse of time or both, would become a breach or default under, any Company Real Property Lease, and no party to any Company Real Property Lease has given any written or, to the Company’s knowledge, oral, claim or notice of any such breach, default or event which, individually or in the aggregate, would result in a Company Material Adverse Effect. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third party. There is no pending or, to the Company’s knowledge, threatened in writing Legal Proceeding in the nature of condemnation, expropriation, notice of reserve, eminent domain or similar matters before any Governmental Entity with respect to any Leased Real Property which, individually or in the aggregate, would result in a Company Material Adverse Effect.

(c) The Owned Real Property and Leased Real Property represent all of the material real property that is used by the Group Companies in the ordinary course of business with respect to the operation of the business of the Group Companies and is sufficient in all material respects for such use as conducted in accordance with past practice. The Owned Real Property and Leased Real Property and the use and operation thereof in the conduct of the business of the Group Companies do not violate in any material respect any Applicable Legal Requirement, consent, Lien or agreement of any Governmental Entity. No buildings, structures, improvements or fixtures constituting a part of the Owned Real Property and Leased Real Property encroach on any real property not owned or leased by the Group Companies to the extent that removal of such encroachment would reasonably be expected to have a Company Material Adverse Effect. There are no Liens affecting the Owned Real Property and Leased Real Property that impair the ability of the Group Companies to use such property in the operation of the Business in the ordinary course of business, other than any such Liens that would not reasonably be expected to have a Company Material Adverse Effect. None of the Owned Real Property, Leased Real Property nor the Group Companies’ occupancy or use thereof violates the terms of any Lien except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets reflected on the books and records of the Company or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, result in a Company Material Adverse Effect.

2.16  Taxes. There are no income or other material taxes due and payable by the Group Companies that have not been timely and properly paid and there are no material withholding taxes required to be withheld by the Group Companies that have not been withheld and timely and properly paid over to the appropriate governmental agency. There have been no examinations or audits with respect to any taxes or tax returns of Group Companies, by any applicable federal, state, county, local or foreign governmental agency, and the Company has not received written notice of an intent to commence any such examination or audit that remains outstanding. Each of the Group Companies has duly and timely filed all income or other material tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company is not now and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code and any applicable regulations promulgated thereunder (a “USRPHC”). The Company is properly classified as a corporation for U.S. federal income tax purposes.

2.17  Environmental Matters.

(a) Each of the Group Companies, and each property or facility at any time owned, leased, or operated by any of the Group Companies, is, and since the Incorporation Date has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Each of the Group Companies has obtained, holds, is, and since the Incorporation Date has been, in compliance with all permits required under Environmental Laws for each of the Group Companies to own or operate their assets and to conduct their respective businesses, except where the absence of, or failure to be in compliance with, any such permit would not individually or in the aggregate, result in a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no written claims or notices of violations pending or, to the Company’s knowledge, threatened in writing against any of the Group Companies or any property or facility owned, leased, or operated by any of the Group Companies alleging material violations of or liability under any Environmental Law, and, to the Company’s knowledge, there are no facts or circumstances which could reasonably be expected to form the basis of any such claims or notices of violations under any Environmental Law.

(d) None of the Group Companies nor, to the Company’s knowledge, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies under any Environmental Law.

(e) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, none of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the defense or liability of any third party arising under Environmental Law.

2.18  Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Purchaser or any of the Group Companies would be liable in connection with the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates other than fees payable by the Company to J.P. Morgan Securities LLC and BTIG, LLC (collectively, the “Placement Agents”) pursuant to that certain engagement letter by and among the Company and the Placement Agents.

2.19  Intellectual Property.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”), and material unregistered Trademarks used as the names of Company products or services, in each case, in which any of the Group Companies has an ownership interest or an exclusive license or similar exclusive right in any field or territory (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company or one of the Company Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted and as proposed to be conducted immediately following the Closing except as would not, individually or in the aggregate, result in a Company Material Adverse Effect) and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby.

(c) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the use of the Owned Intellectual Property has not since the Incorporation Date infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person. There are no Legal Proceedings pending (or to the Company’s knowledge, threatened) and none of the Group Companies has received from any Person since the Incorporation Date any written (or to the Company’s knowledge, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. To the Company’s knowledge, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by any of the Group Companies since the Incorporation Date. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) No past or present director, officer or employee, consultants, and independent contractors of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Except as set forth on Section 2.19(d) of the Company Disclosure Schedule, each of the past or present employees, consultants, and independent contractors of the Group Companies who were or are either (i) privy to any material Trade Secrets of any Group Company or (ii) engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (x) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (y) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in a Group Company by operation of law). To the Company’s knowledge, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property (including all source code for any Software constituting Owned Intellectual Property) and all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that constitutes Owned Intellectual Property and is material to the business of the Group Companies has been authorized to be disclosed, or, to the Company’s knowledge, has been disclosed to any other Person, other than as subject to a written agreement that contains customary restrictions regarding the disclosure and use of such Trade Secret.

(f) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any material Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”), in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the businesses of the Group Companies (taken as a whole). Except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Group Companies (including any Software constituting Owned Intellectual Property).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Group Company in the development of any Owned Intellectual Property. No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any Software except as set forth in Section 2.19(g)(ii) of the Company Disclosure Schedule; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the businesses of the Group Companies (taken as a whole), the Company or one of the Company Subsidiaries owns or has a valid right to access and use all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Company’s knowledge, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or defects that (i) materially disrupt or materially adversely affect the functionality of the Company IT Systems or such Software or (ii) enable or assist any Person to access without authorization any Company IT Systems or such Software (collectively, “Malicious Code”). To the Company’s knowledge, since the Incorporation Date, there has been no material unauthorized access to or material breach or violation of any Company IT Systems (or data processed thereon). Since the Incorporation Date, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or material interruption in or to the conduct and operation of the business of the Group Companies.

(i) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will result in the: (i) loss or impairment of, or any Lien (other than any Permitted Lien) on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

2.20  Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the businesses of the Group Companies (taken as a whole), the Group Companies, and any Person acting for or on the Group Companies’ behalf, have at all times since the Incorporation Date complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ written policies regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) the Group Companies’ obligations regarding Personal Information and information technology security under any Contracts (clauses (i)-(iii) above, collectively, “Data Security Obligations”). None of the Group Companies has since the Incorporation Date received any notice of any claims, investigations, inquiries or alleged violations of any Data Security Obligation or been charged with the violation of any Privacy Laws. None of the Group Companies has notified in writing, or been required by Applicable Legal Requirements or Contract to notify in writing, any person or entity of any personal data or information security-related incident. To the Company’s knowledge, none of the Group Companies’ Privacy Notices have contained any material omissions or been misleading or deceptive.

(b) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, each of the Group Companies has, since the Incorporation Date: (i) implemented and maintained, in all material respects, reasonable security regarding the confidentiality, integrity and availability of their applicable Company IT Systems and the data thereon against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties to comply with applicable Privacy Laws in all material respects. To the Company’s knowledge, any third party who has provided Personal Information to such Group Company since the Incorporation Date has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the businesses of the Group Companies (taken as a whole), since the Incorporation Date, there have been no Security Incidents or misuse of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and none of the Group Companies have experienced any Security Incident that has compromised the integrity or availability of their Company IT Systems. Since the Incorporation Date, the Group Companies have implemented reasonable disaster recovery and business continuity plans designed to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any issues identified.

2.21  Agreements, Contracts and Commitments.

(a) Section 2.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Material Contract that is in effect and that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Company’s knowledge, represent the legal, valid and binding obligations of the other parties thereto. None of the Group Companies nor, to the Company’s knowledge, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, or would result in a termination of any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Company’s knowledge, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole. No party to any Company Material Contract has exercised any termination rights with respect thereto and no Group Company has received any notice (written or, to the knowledge of the Company, oral) of the intention of any party to terminate or cancel any provision of any Company Material Contract.

(c) Other than the Affiliate Agreements listed in Section 2.21 of the Company Disclosure Schedule, there are no other transactions pending or contemplated between any of the Group Companies and any of their current or former shareholders and Affiliates related to the business, ownership or operations of the Company.

2.22  Insurance. All material insurance policies, and other forms of insurance held by, or for the benefit of, the Group Companies (collectively, the “Insurance Policies”), are in full force and effect. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

2.23  Related Party Transactions. No stockholder, officer or director of the Group Companies or, to the Company’s knowledge, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (excluding any holdings of publicly traded securities) party to any Contract with any Group Company (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) and (ii) equity ownership); (b) owns any direct or indirect interest in any material assets of the Group Companies; or (c) has any cause of action or other claim against, or owes any amounts to, the Group Companies except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Company Benefit Plan.

2.24  Anti-Corruption; Sanctions.

(a) None of the Group Companies, or, to the Company’s knowledge, any of their Affiliates, Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Group Companies, is or has been, since the Incorporation Date, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i)-(iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; (v) otherwise in violation or been subject to any investigation by a Governmental Entity for violation of Sanctions Laws or Export Control Laws; (vi) conducted or initiated any internal investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any Sanctions Laws or Export Control Laws; or (iv) received any notice, request, citation or report from any Person of any actual or potential noncompliance with any of the foregoing.

(b) None of the Group Companies, or, to the Company’s knowledge, any of their Affiliates, Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Group Companies has, since the Incorporation Date, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clauses (i) or (ii), in violation of the Anti-Corruption Laws.

2.25  Vendors; Customers.

(a) Section 2.25(a) of the Company Disclosure Schedule sets forth (a) the top ten vendors, based on the aggregate amount payable by the Company or its Subsidiaries to such counterparty during the year ended December 31, 2025 or the anticipated aggregate amount payable by the Company or its Subsidiaries to such counterparty during the period ending on the date twelve months after the date hereof (the “Top Vendors”) and (b) the top customers, based on the aggregate amount payable to the Company or its Subsidiaries by such counterparty during the year ended December 31, 2025 or the anticipated aggregate amount payable to the Company or its Subsidiaries by such counterparty during the period ending on the date twelve months after the date hereof (the “Top Customers”), in each case solely to the extent such information would be required to be disclosed in a registration statement on Form S-1 filed by the Company with the SEC under applicable SEC rules and regulations, including Item 101 of Regulation S-K.

(b) Except as set forth on Section 2.25(b) of the Company Disclosure Schedule, and solely to the extent such information would be required to be disclosed in a registration statement on Form S-1 filed by the Company with the SEC under applicable SEC rules and regulations, none of the Top Vendors or Top Customers has notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the Company’s knowledge, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

2.26  Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Group Companies constitute all of the assets reasonably necessary and sufficient, in all material respects, for the continued conduct of the business of the Group Companies in the ordinary course after the Closing as currently conducted as of the date hereof.

2.27  Rights of Registration and Voting Rights. Except as provided in the Charter Documents and the Registration Rights Agreement and as contemplated by the Listing, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except for the settlement agreement and cooperation agreement entered into between the Company and Figure Markets Holdings, Inc., GXD Labs LLC, certain directors of the Company, and certain stockholders of the Company, to the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.28  Other Subscription Agreements. Notwithstanding anything to the contrary set forth herein, the Company acknowledges and agrees that during the period beginning on the date hereof and ending on the date of Listing, the Company will not enter into any Other Subscription Agreements with Other Purchasers with terms and conditions that are more advantageous to the Other Purchasers thereunder in any material respect than the terms and conditions set forth in this Agreement, unless such terms and conditions are also offered to the Purchaser. The Company hereby represents and warrants to the Purchaser that the Company is presently not a party to any side letter, management rights letter, or other similar agreements between the Company and any of the holders of capital stock providing additional rights or benefits to such holders and will not enter any such agreement prior to, or concurrently with, the execution of the this Agreement, without first obtaining the prior written consent of the Anchor Investors. The Company has made available to the Purchaser copies of all Other Subscription Agreements and all side letters or other similar agreements currently in effect or proposed between the Company and any of the Company’s investors or any affiliates of such investors.

2.29  Data Centers.

(a) Except as would not have a Company Material Adverse Effect, each Data Center has (i) a fully-functioning fire suppression system to the extent required by Applicable Legal Requirements; (ii) fully-functioning equipment and facilities, in accordance with good industry practice, sufficient for such Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier; (iv) functioning sources of emergency power, in accordance with good industry practices, sufficient to permit such Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Applicable Legal Requirements and as required to conduct the business of the Group Companies in accordance with past practice. Except as would not have a Company Material Adverse Effect, the Group Companies own or lease all such Data Centers free and clear of any Liens (other than Permitted Liens).

(b) The fibers and related infrastructure (including poles, ducts, and highway shoulders) owned by a Group Company and used in connection with the business of the Group Companies (the “Physical Network”) is free and clear of any Liens, other than Permitted Liens.

(c) Except as set forth on Section 2.29(c) of the Company Disclosure Schedule, no Data Center or Physical Network is undergoing material works of construction, refurbishment or alteration. Each such Data Center and any expansions thereto under construction as of the date hereof, is being constructed, developed, refurbished or altered in the ordinary course of business consistent with good industry practice in all material respects. There are no adverse physical conditions or defects affecting any Data Center (including any expansions thereto under construction as of the date hereof) or the Physical Network, other than adverse conditions or defects that would be repaired as identified in the ordinary course of business or as would otherwise not have a Company Material Adverse Effect.

(d) Each Data Center and the Physical Network is working, functional in all material respects, and in good repair and working order condition for its current and proposed use in all material respects, subject to ordinary wear and tear. The operating temperature and humidity ranges at each Data Center are, in all material respects, within the appropriate “allowable” specifications.

(e) The Group Companies are not party to any Contract or other obligation to provide electric power to any Person except in the ordinary course of business. All utility and municipal services necessary for the proposed use and occupancy of each Data Center (including any expansions thereto under construction as of the date hereof) are available, in each case, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as would not have a Company Material Adverse Effect, all power and cooling equipment used by the Group Companies has, since the date of installation, been subject to commercially reasonable, recurring preventative maintenance consistent with customary and appropriate industry standards and currently is supported by relevant manufacturers.

(g) Except as would not have a Company Material Adverse Effect, the Group Companies maintain commercially reasonable security systems at each of the Data Centers (including any expansions thereto under construction as of the date hereof) for which the Group Companies provide security services and otherwise maintain the security of such Data Centers (including any expansions thereto under construction as of the date hereof).

2.30  Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3, NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PURCHASER OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE PURCHASER TO THE COMPANY IN SECTION 3; AND (B) NONE OF THE PURCHASER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF THE PURCHASER IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS OR (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PURCHASER AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 3 OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 2.30, CLAIMS AGAINST THE PURCHASER OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 3 BY SUCH PERSON.

3. Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants, severally and not jointly, to the Company that:

3.1 Due Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which the Purchaser is a party. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the Remedies Exception.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Purchaser became aware of this offering of the Purchased Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates, or by means of direct contact between the Purchaser and the Placement Agents, and the Purchased Securities were offered to the Purchaser solely by such direct contact. The Purchaser did not become aware of this offering of the Purchased Securities, nor were the Purchased Securities offered to the Purchaser, by any other means.

3.4 Restricted Securities. The Purchaser understands that the issuance of the Purchased Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Purchased Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Securities indefinitely unless their resale is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants, as applicable, for resale, except as provided in the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Purchased Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for the Purchased Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6 Legends. The Purchaser understands that the Purchased Securities and any securities issued in respect of or exchanged for the Purchased Securities may bear one or all of the following legends: (a)“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c) any legend set forth in, or required by, the other Transaction Agreements; or

(d) any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate, instrument, or book entry so legended.

3.7 Accredited Investor. The Purchaser and all of its equity owners are each accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser (a) is an institutional account as defined in FINRA Rule 4512(c), (b) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (c) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

3.8 Investor. The Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Securities or any use of this Agreement, including (i) the Legal Requirements within its jurisdiction for the purchase of the Purchased Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction. The Purchaser acknowledges that it has consulted its own advisors (including Tax advisors) regarding the Transactions, that it is relying solely upon its own advisors in connection with assessing the Tax consequences of the Transactions, and that no Group Company has offered any Tax advice to the Purchaser or made any representation, warranty or guarantee regarding the Tax consequences of the Transactions.

3.9 No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

3.10  Residence. The office of the Purchaser in which its principal place of business takes place is identified in the address of the Purchaser set forth on the signature page.

3.11  Exculpation. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any Other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Purchaser), (ii) the Placement Agents, any of their respective Affiliates or any of their respective control persons, officers, directors or employees, or (iii) any other Person that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

3.12  Disclaimer of Other Warranties. THE PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE PURCHASER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES, OR ANY OF THE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN SECTION 2; AND (B) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 2 OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.12, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 2 BY SUCH PERSON.

3.13  Placement Agent Reliance and Exculpation. The Purchaser agrees, for the express benefit of each Placement Agent, its affiliates and its respective directors, officers, employees, agents and representatives (collectively, the “Placement Agent Parties”), that

(a) the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Placement Agent Party in making its investment or decision to invest in the Company;

(b) each Placement Agent is acting solely as placement agent in connection with the transactions contemplated hereby and is not acting as an underwriter, initial purchaser, dealer or in any other such capacity and is not and shall not be construed as a fiduciary for the Purchaser in connection with the transactions contemplated hereby;

(c) no Placement Agent Party has made, and will not make, any representation or warranty with respect to the Company or the offer and sale of the Purchased Securities or any other matter concerning the Company or the transactions contemplated hereby, and the Purchaser will not rely on any statements made by any Placement Agent Party, orally or in writing, to the contrary;

(d) the Purchaser will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Purchased Securities, and no Placement Agent Party has made any independent investigation with respect to the Company, the Purchased Securities, or the accuracy, completeness or adequacy of any information supplied to the Purchaser by the Company;

(e) the Purchaser has negotiated the offer and sale of the Purchased Securities directly with the Company, and no Placement Agent Party will be responsible for the ultimate success of any such investment; and

(f) no Placement Agent Party will have any responsibility with respect to (i) any representations, warranties or agreements made by any Person under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any Person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning, the Company or the transactions contemplated hereby.

4. Covenants.

4.1 Listing. The Company shall use reasonable best efforts to file a Registration Statement on Form S-1 (or other appropriate form) with the SEC and to have such Registration Statement declared effective, and to cause the Common Stock to be listed on an Exchange in connection with the Listing, in each case, as promptly as practicable following such effectiveness and, in any event, not later than August 15, 2026; provided, that, for the avoidance of doubt, the obligations under this this Section 4.1 shall continue in the event the Listing has not occurred by such date. The Company shall keep the Purchaser reasonably informed on a current basis of the status of the Listing and shall promptly notify the Purchaser of any material developments with respect thereto.

4.2 Certificate of Designations. Prior to or at the Closing, the Company shall duly file, or cause to be duly filed, the Certificate of Designations with the Secretary of State of the State of Delaware and deliver a certified copy of the Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware to the Purchaser, which shall be in full force and effect as of the Closing.

4.3 Status; Notifications. From and after the date hereof until the earlier of (i) the voluntary or automatic conversion of all of the shares of Series A Preferred Stock into Common Stock in accordance with the Certificate of Designations and (ii) the date on which no shares of Series A Preferred Stock remain outstanding, the Company shall give prompt notice to the Purchaser of any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and any material breach of the terms of this Agreement; provided that the delivery of any notice pursuant to this Section 4.3 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereto or update the Company Disclosure Schedule.

4.4 Press Release. Promptly after the Closing, the Company shall issue a press release announcing the consummation of the Transactions, the form and substance of which shall be mutually agreed upon by the Company and the Purchaser. The Company shall not, and shall cause its Affiliates not to, disclose the identity of the Purchaser in any press release, marketing, or similar materials without the prior consent of the Purchaser. For the avoidance of doubt, the Company may, without prior written consent, disclose the identity of the Purchaser orally or in writing (i) to the extent necessary to comply with applicable securities laws or (ii) as may otherwise be required by applicable law or stock exchange rule, in which case of clause (i) and (ii), to the extent not prohibited by Legal Requirements, the Company shall use its commercially reasonable efforts to provide the Purchaser with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication and the Company shall consider and implement in good faith such comments reasonably proposed by Purchaser or its counsel for inclusion therein.

4.5 Material Non-Public Information; Information Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Agreements, from and after the date of this Agreement, unless expressly agreed to by the Purchaser in writing, the Company will not provide any information to the Purchaser or its Affiliates or Representatives (i) which includes material non-public information (including without limitation any information derived from such material non-public information) (“MNPI”), (ii) that, when taken together with the other information provided would constitute MNPI or (iii) that would in any manner restrict the Purchaser’s or any of its Affiliates’ trading activities or its or their ability to make any particular trade with respect to the issuer or other company. For the avoidance of doubt, the Purchaser does not accept any duties with respect to any information except information that is confidential information that Purchaser has agreed in writing to treat as confidential. In addition, as to any information provided to Purchaser, in no event shall the Purchaser’s duties under this Agreement or under any common law or other principle or source in any manner be deemed or construed as limiting the Purchaser’s, its Affiliates’ or their respective representatives’ ability to trade any publicly-listed or any other security, and any such duties are hereby disclaimed by the parties to this Agreement. Further, the Company represents that it (including its employees and agents) will conduct itself in accordance with all applicable laws, regulations and ethical standards, including, without limitation, the federal securities laws and all legal prohibitions against insider trading and the improper disclosure of inside information or other information in breach of a duty of trust or confidence. The Company covenants that it (including its employees and agents) will not disclose to the Purchaser any information if (a) the disclosure violates any applicable laws or regulations, including the federal securities laws, and particularly insider trading laws, (b) the disclosure violates any agreement, contract or duty to which the Company is subject, or (c) the Company knows or reasonably should know that the disclosure of the information by the direct or indirect source of the information breaches or breached any agreement, contract or duty to which the direct or indirect source was subject.

(b) Prior to the Listing, the Company shall issue a Cleansing Release and make such public disclosures as are necessary to cause all Cleansing Information to cease to be material non-public information, in each case, as and to the extent necessary to enable the Purchaser and its Affiliates and Representatives to be free to trade in the Company’s securities in compliance with applicable Legal Requirements, subject to the Lock-Up. Each Cleansing Release shall be made in a manner that complies with Regulation FD and the applicable rules of the Exchange. The Purchaser and the Company shall consult and cooperate in good faith regarding the form, substance and timing of each Cleansing Release, and the Company shall give the Purchaser a reasonable opportunity to review and comment on each Cleansing Release prior to its issuance, with such comments to be considered in good faith.

(c) For so long as the Purchaser owns any shares of Series A Preferred Stock, the Company shall deliver or make available to the Purchaser, solely to the extent the Purchaser consents in writing to receive such information prior to such delivery or making available: (a) annual audited consolidated financial statements of the Company and its Subsidiaries within 120 days after the end of each fiscal year to which they relate; (b) annual budgets of the Company and its Subsidiaries within 120 days after the end of each fiscal year to which they relate; (c) quarterly consolidated financial statements of the Company and its Subsidiaries within 45 days after the end of each fiscal quarter to which they relate; (d) monthly profit and loss statement and statement of recurring revenue within 30 days of each month to which they relate; (e) materials provided to the members of the Board of Directors; provided, however, that the Company shall not be obligated under this Section 4.6(c) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; (f) quarterly capitalization information with respect to the Company within 45 days after the end of each fiscal quarter to which they relate; (g) information provided to the Company’s lenders; and (h) such other information regarding, and reasonable access to the management of the Company with respect to, the results, operations, business affairs and financial condition of the Company as the Purchaser may reasonably request.

4.6 Pay-to-Play. Notwithstanding anything to the contrary set forth in this Agreement or the Company’s certificate of incorporation or bylaws, in no event will the Purchaser be subject to any pay to play or similar provisions in this Agreement or the Company’s certificate of incorporation or bylaws (or any amendments of such agreements or documents with substantially the same effect) requiring the Purchaser to subscribe for additional shares or other securities of the Company to maintain its rights or privileges under this Agreement (other than any loss of rights or privileges solely as a result of any dilution of the Purchaser’s ownership of the Company as a result of non-participation by the Purchaser in any issuance of shares or other securities of the Company, subject to the terms of the Transaction Agreements).

4.7 [Investment Right. At any time after the date hereof until the earlier of: (a) the Direct Listing or (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or at such time when the Company or any successor first becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act, the Purchaser shall have the right, but not the obligation (the “Investment Right”), upon written notice to the Company, to require the Company to purchase all or any portion of the shares of capital stock of the Company then owned by the Purchaser for an aggregate purchase price of $1.00. The Investment Right shall supersede any conflicting rights in this Agreement, the Certificate of Designation, certificate of incorporation or the bylaws of the Company as in effect from time to time.]1

5. Survival of Representations and Warranties. All the agreements, representations and warranties made by each Party hereto in this Agreement shall survive the Closing.

6. Miscellaneous.

6.1 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time; provided, however, that, subject to the terms of this Agreement, the Purchaser may transfer or assign its rights and obligations under this Agreement in whole or from time to time in part, without the consent of the Company, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve the Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to the Purchaser. Any purported transfer or assignment in violation of this Section 6.1 shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[1]	NTD: For Citadel agreement.

6.4 Titles and Subtitles; Disclosure Schedules. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 2, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to Ionic Digital Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, DC 20001, Attention: Richard Carson, General Counsel (***); and a copy (which shall not constitute notice) shall also be sent to White & Case LLP, 609 Main Street, Suite 2900, Houston, Texas 77002, Attention: A.J. Ericksen (***) and Daniel Nussen (***). If notice is given to the Purchaser, it shall be sent to [●], Attention: [●] ([●]); and a copy (which shall not constitute notice) shall also be sent to Milbank LLP, 55 Hudson Yards, New York, NY 10001; Attention: Scott Golenbock (***), Douglas Howell (***).

6.6 No Finder’s Fees. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or Representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or Representatives is responsible.

6.7 Further Assurances. Following the date of this Agreement, (i) the parties to this Agreement shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required under applicable law with respect to the Transactions, (ii) the parties shall, and shall cause their respective Affiliates and their and their respective Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions, or otherwise to carry out the intent and purposes of this Agreement, and (iii) each Party shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for such Party to fulfill and perform its respective obligations in respect of this Agreement.

6.8 Transaction Expenses. Each Party shall be responsible for its own costs and expenses (including, without limitation, fees and disbursements of counsel, consultants, accountants and other advisors) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”); provided, however, that the Purchaser shall be entitled to the payment or reimbursement by the Company of the Purchaser’s reasonable and documented Transaction Expenses, not to exceed an amount equal to Purchaser’s pro rata share of $500,000 in the aggregate, based on the Purchaser’s pro rata portion of the aggregate purchase price paid by all Purchasers under all Subscription Agreements.

6.9 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that, notwithstanding anything to the contrary set forth herein or in any Warrant issued to any Other Purchaser, the Company acknowledges and agrees that the Company will not amend, waive any material right under, or otherwise modify any provision of any Other Subscription Agreement with any other Other Purchaser or Warrant issued to any Other Purchaser in any way that is more advantageous to any Other Purchaser in any material respect, unless such amendment, waiver or other modification is also offered to the Purchaser. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.10  Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6.12  Entire Agreement. This Agreement (including the exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. For the avoidance of doubt, nothing in this Agreement shall be construed as superseding or limiting the terms of the Confidentiality Agreement. Notwithstanding the foregoing, each Placement Agent is an intended third-party beneficiary of the representations and warranties of the Purchaser set forth in Section 3.13 of this Agreement, and each Placement Agent shall be entitled to rely on such representations and warranties as if such representations and warranties were made directly to such Placement Agent. The Purchaser agrees that no Placement Agent Party shall be liable to the Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

6.13  Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to reasonable and documented attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

6.14  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.15  Specific Performance. Each Party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, and that any actual or threatened breach by a Party hereto of any of the provisions of this Agreement may result in immediate, irreparable and continuing injury to the other Party hereto for which a remedy at law would be inadequate. Each of the parties hereto therefore agrees that, in addition to any other available remedies the other Party hereto may have in equity or at law, such other Party shall be entitled, without the posting of a bond, to enforce specifically the terms and provisions of this Agreement and to obtain temporary, preliminary and permanent injunctive relief or other equitable relief, in each case issued by a court of competent jurisdiction in accordance with Section 6.15, in case of any such actual or threatened breach by such Party.

6.16  Tax Matters.

(a) The Company shall use commercially reasonable efforts to provide any information reasonably requested by the holders of the Series A Preferred Stock and necessary to enable such holders (or their direct or indirect equity owners) to comply with their U.S. federal income tax reporting obligations, including, but not limited to, a determination of the amount of the Company’s current and accumulated earnings and profits in any taxable year where such determination is relevant to determining the amount (if any) of any distribution received by such holders from the Company that is properly treated as a dividend for U.S. federal income tax purposes. Notwithstanding anything to the contrary in any agreements or documents related to the transactions contemplated by this Agreement, no such agreement or document shall require any holder of Series A Preferred Stock or any representative thereof to make available its or their Tax returns to the Company or any Person for any purposes including in connection with any proceeding or other dispute (whether between the parties or involving third persons).

(b) The Company shall use reasonable best efforts to prevent the Company from becoming a USRPHC and (ii) promptly notify the Purchasers in writing if the Company reasonably determines that it has become, or is likely to become, a USRPHC.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:

IONIC DIGITAL INC.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

PURCHASER:

[●]

By:
Name:
Title:

Shares of Series A Preferred Stock	[●]
Tranche I Warrant Shares	[●]
Tranche II Warrant Shares	[●]
Tranche III Warrant Shares	[●]
Aggregate Purchase Price	$[●]
Address for Notices	[●]
E-mail for Notices	[●]
Name in which shares and Warrants are to be registered (if different from above)

[Signature Page to Securities Purchase Agreement]

EXHIBITS

Exhibit A	Certificate of Designations of Series A Preferred Stock

Exhibit B	Form of Tranche I Warrant

Exhibit C	Form of Tranche II Warrant

Exhibit D	Form of Tranche III Warrant

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Company Disclosure Schedule